Exhibit No. 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-83562 on Form S-3, and No. 333-49371, 333-80967, 333-39531, 333-39533, 333-61897, 33-54871, 333-46228, 333-56146, 333-108033, 333-119472, and 333-137483 on Form S-8, of our reports dated April 25, 2007, with respect to the consolidated financial statements and financial statement schedule of Best Buy Co., Inc., and subsidiaries (which report expressed an unqualified opinion and included an explanatory paragraph relating to the Company’s change, effective February 27, 2005, in its method of accounting for share-based payments) and management’s report on effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Best Buy Co., Inc. for the year ended March 3, 2007.

Minneapolis, Minnesota
April 25, 2007